AMERICAN FILTRONA CORPORATION
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   3951 Westerre Parkway, Suite 300 . Richmond, VA 23233 .. Mailing Address:
                      P. O. Box 31640 . Richmond, VA 23294

FOR IMMEDIATE RELEASE

Date:       February 10, 1997
Contact:    John L. Morgan or John D. Barlow, Jr.
            Phone: 804/346-2400 -- Fax: 804/346-0164

        RICHMOND, VA -- American Filtrona Corporation (NASDAQ-NM Symbol AFIL) announced today that it has entered into a revised letter of intent with WBT Holdings, LLC, a limited liability company owned by several trusts for the benefit of members of the family of the late Walter Bunzl, of which Bennett Kight, a director of the Company, is a co-trustee, regarding a sale of American Filtrona for a per share cash price of $46.52. Execution of a definitive acquisition agreement is subject to final negotiation of terms and conditions, execution of a definitive agreement between WBT Holdings, LLC, and Bunzl plc, an international paper and plastics group quoted on the London Stock Exchange, regarding the sale to Bunzl plc of the bonded fibers business of American Filtrona Corporation and completion of business and financial reviews. Such execution is expected to occur before the end of February. Consummation of any transaction would be subject to normal regulatory filings, shareholder approval and certain other conditions.